Exhibit 99.1

InsWeb Reports First Quarter Results

Company Begins Trading on The NASDAQ Capital Market

SACRAMENTO, Calif., April 20, 2006 – InsWeb Corp. (Nasdaq: INSW) today announced results for the first quarter ended March 31, 2006. Revenues for the first quarter were $7.7 million, compared to $5.7 million in the first quarter of 2005 and $5.8 million in the fourth quarter of 2005. InsWeb’s net loss for the first quarter was $1.7 million, or $0.41 per share. This compares to a net loss in the first quarter of 2005 of $1.4 million, or $0.30 per share, and to a net loss of $2.1 million, or $0.51 per share in the fourth quarter of 2005.

“We achieved strong sequential and year over year revenue growth during the first quarter and began to see our corresponding consumer metrics improve sequentially, based on continued progress with our online consumer marketing efforts and our AgentInsider™ lead generation offering,” said Hussein Enan, chairman and CEO of InsWeb. “Over 2,100 local personal lines insurance agents are now actively purchasing consumer leads generated from InsWeb’s online marketplace, and as this business scales, we expect to see continued revenue growth and improvement in our consumer metrics.”

Separately, the company announced the sale of its property and casualty agency book of business. “This sale will enable us to narrow our strategic focus on growing and refining our AgentInsider program and our term life business, and will have the additional benefit of bolstering our cash position,” continued Mr. Enan.

Financial Highlights and Metrics:

Revenues:	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005

Transaction fee revenues:
Auto insurance	$5,998,000	$4,461,000	$4,698,000
Term life insurance	1,321,000	1,129,000	828,000
Other insurance offerings	246,000	133,000	80,000
	7,565,000	5,723,000	5,606,000
Development and maintenance fees	90,000	96,000	88,000
Total revenues	$7,655,000	$5,819,000	$5,694,000

Direct Marketing (Consumer Acquisition):	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005

Direct marketing costs	$4,945,000	$4,181,000	$3,156,000
Direct marketing as a percent of revenues	65%	72%	55%
Number of consumers	1,556,000	1,272,000	1,091,000
Marketing cost per consumer	$3.18	$3.29	$2.89
Total revenue per consumer	$4.92	$4.57	$5.22

Definitions:

“Direct marketing costs”	Represents expenses incurred by InsWeb to drive consumer traffic to InsWeb’s online insurance marketplace;

“Number of consumers”	Represents a consumer who has started an InsWeb application;

“Per consumer information”	Represents transaction revenue earned or marketing costs incurred per consumer who has started an application.

In the first quarter of 2006, total revenues were up 32% from the fourth quarter of 2005, a result, primarily, of a 22% increase in consumer traffic to the InsWeb insurance marketplace. Direct marketing expense increased in absolute dollars but decreased as a percent of revenues to 65%. Direct marketing cost per consumer was down slightly from the fourth quarter.

Auto Marketplace:	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005

Auto insurance revenues	$5,998,000	$4,461,000	$4,698,000
Number of consumers	1,424,000	1,179,000	968,000
Revenue per consumer	$4.21	$3.78	$4.85

A significant share of InsWeb’s Auto marketplace revenues are derived from its two initiatives to sell consumer leads to local insurance agents, InsWeb’s internal program (AgentInsider) and a third party agent network. The success of AgentInsider will be dependent on the rate of registration and the degree of participation by local personal lines insurance agents throughout the country. At March 31, 2006, the AgentInsider program had approximately 2,100 local insurance agents actively purchasing consumer leads, representing 39% of the consumers who shop the InsWeb auto insurance marketplace. This is an increase from 1,500 agents purchasing leads, representing 29% of the auto insurance consumers at December 31, 2005.

As the AgentInsider program grows, InsWeb will become less reliant on the third party agent network. During the first quarter of 2006, revenues from this third party intermediary represented 21% of auto insurance revenues, compared to 27% in both the first and fourth quarters of 2005.

Term Life Marketplace:	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005

Term life insurance revenues	$1,321,000	$1,129,000	$828,000
Number of consumers	87,000	67,000	93,000
Number of closed policies	1,445	1,282	973

Term life revenues increased 60% and 17% compared to the first and fourth quarters of 2005, respectively. These increases are a result of the continued growth and expansion of the InsWeb term life agency.  We expect this trend to continue through 2006; however, quarter to quarter fluctuations may occur as a result of variances in consumer traffic and the timing to complete the sale of a term life policy. It generally takes 90 to 120 days to close a new policy.

Sale of Property and Casualty Agency Book of Business

In March 2006, the InsWeb Insurance Services agency discontinued selling property and casualty insurance policies, which represented less than 7% of the Company’s total revenues in the year ended December 31, 2005. The Company’s agency subsidiary will continue to sell term life insurance. The decision to terminate InsWeb’s property and casualty agency operations is part of the Company’s strategic focus on its AgentInsider lead generation program. In connection with this action, the Company has entered into a definitive agreement to sell InsWeb Insurance Services’ property and casualty “book of business,” which represents approximately 9,500 policy holders. This transaction is subject to standard closing and due diligence contingencies and is expected to be completed by the end of April 2006. Proceeds from this transaction are expected to be approximately $2 million.

Transfer to The NASDAQ Capital Market

InsWeb also announced today that The Nasdaq Stock Market has approved the Company’s application to transfer the listing of its common stock from The NASDAQ National Market to The NASDAQ Capital Market. The transfer became effective today at the open of the market, and the Company’s common stock continues to trade under the symbol, “INSW”.

Other Highlights

•                  Cash and short-term investments at March 31, 2006 were $8.0 million;

•                  Accounts receivable at quarter end were $3.0 million, representing 31 days sales outstanding;

•                  Total staff was 120 as of March 31, 2006, compared to 122 as of December 31, 2005.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; marketing and consumer acquisition; the results of certain strategic initiatives; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[ Amounts in thousands, except net loss per share ]

[unaudited]

	Three months ended
	March 31,
	2006	2005
Revenues:
Transaction fees	$7,565	$5,606
Development and maintenance fees	90	88
Total revenues	7,655	5,694

Operating expenses:
Direct marketing	4,945	3,156
Sales and marketing	2,064	1,546
Technology	1,253	1,372
General and administrative	1,176	1,132
Total operating expenses	9,438	7,206
Loss from operations	(1,783)	(1,512)
Interest and other income	92	92
Net loss	$(1,691)	$(1,420)

Net loss per share - basic and diluted	$(0.41)	$(0.30)

Weighted average shares used in computing net loss per share - basic and diluted (1)	4,085	4,785

(1)          Shares used in the computation of net loss per share of common stock are based on the weighted average number of shares outstanding in each period.

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

[unaudited]

	March 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$7,322	$9,073
Short-term investments	711	1,233
Total cash and short-term investments	8,033	10,306
Accounts receivable, net	2,974	2,297
Prepaid expenses and other current assets	603	545
Total current assets	11,610	13,148

Property and equipment	477	524
Other assets	335	346
Total assets	$12,422	$14,018

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,808	$2,655
Accrued expenses	2,952	3,094
Deferred revenue	140	128
Total current liabilities	5,900	5,877

Commitments and contingencies

Shareholders’ equity:
Common stock	7	7
Paid-in capital	203,130	203,059
Treasury stock	(6,334)	(6,334)
Accumulated other comprehensive loss	—	(1)
Accumulated deficit	(190,281)	(188,590)
Total shareholders’ equity	6,522	8,141
Total liabilities and shareholders’ equity	$12,422	$14,018